EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Jim Bauer
Investor Relations
(678) 473-2647
jim.bauer@arrisi.com

ARRIS ANNOUNCES FOURTH QUARTER
AND FULL YEAR 2004 RESULTS

Suwanee, Ga. (February 10, 2005) ARRIS (NASDAQ:ARRS), a global telecommunications technology leader, today announced preliminary and unaudited financial results for the fourth quarter and full year 2004.

Financial Highlights:

•	Revenues were $129.5 million for the fourth quarter of 2004, up from third quarter 2004 revenues of $128.4 million.

•	Full year 2004 revenues were $490.0 million, an increase of 13% over 2003 revenues of $434.0 million.

•	Net income (loss) per share for the fourth quarter was $(0.01). Excluding the items detailed below (a non-GAAP measure) net income (loss) per share for the fourth quarter was $0.04. Net income (loss) per share for the full year 2004 was ($0.33) and improved from ($0.62) in 2003.

•	Gross margins were 26.1% in the fourth quarter and reflect previously anticipated new product introduction costs and product mix effects.

•	Cash on hand at the end of the quarter was $103.1 million with $9.2 million of cash generated from operating activities in the fourth quarter.

•	Book-to-bill ratio increased to 1.08 in the fourth quarter from 0.86 in the third quarter.

Financial details:

Revenues for the quarter were $129.5 million with net income (loss) per share of $(0.01) inclusive of certain items described below. These results were at the upper range of revenue and earnings guidance that the Company provided on October 28, 2004. For the full year, revenues were $490.0 million as compared to $434.0 million in 2003, up approximately 13%.

On a U.S. GAAP basis, net income (loss) was $(0.6) million or $(0.01) per share in the fourth quarter as compared to the third quarter 2004 net income (loss) of $(3.7) million or $(0.04) per share and the fourth quarter 2003 net income (loss) of $(8.4) million or $(0.11) per share. Included in the fourth quarter net income

(loss) per share was amortization of intangibles of $(0.05) per share. Excluding amortization and other items (a non-GAAP measure), the net income (loss) was $0.04 per share in the fourth quarter. On a U.S. GAAP basis, net income (loss) for 2004 was $(28.4) million or $(0.33) per share, as compared to $(47.3) million or $(0.62) per share in 2003. Excluding amortization and certain other items (a non-GAAP measure), net income (loss) per share was $0.14 per share in 2004 as compared to $(0.28) per share in 2003. A reconciliation of our GAAP to our non-GAAP earnings per share is attached to this release and can be found on our website.

Broadband product revenues were $77.8 million in the fourth quarter up approximately 9% from the third quarter 2004 level of $71.5 million. Supplies & CPE product revenues were $51.7 million in the fourth quarter, down approximately 9% compared to $56.9 million in the third quarter of 2004. International sales were $42.0 million in the fourth quarter, as compared to $29.5 million in the third quarter 2004. Backlog at the end of the fourth quarter was $75.6 million compared to $64.7 million at the end of the third quarter 2004. Bookings in the fourth quarter were $140.4 million as compared to $110.2 million in the third quarter 2004. Bookings for the full year 2004 were $512.6 million. The book-to-bill ratio in the fourth quarter was approximately 1.08, up from 0.86 in the third quarter 2004. The book-to-bill ratio for the full year 2004 was 1.05.

Gross margins of 26.1% were down approximately 170 basis points as compared to third quarter 2004 margins of 27.8%. This decrease is the result of product introduction costs related to new CMTS products and a change in product mix within the Broadband product category. Gross margins of Broadband products were 34.6% in the fourth quarter as compared to 41.5% in the third quarter. Gross margins of the Supplies & CPE products were 13.4% in the fourth quarter as compared to 10.6% in the third quarter.

Operating expenses were $35.7 million in the fourth quarter, which included $4.6 million of amortization of intangibles and $0.5 million of restructuring and other costs. This compares to $38.8 million for the third quarter, which included $6.2 million of amortization of intangibles. Excluding these items, operating expenses were $30.6 million in the fourth quarter and $32.6 million in the third quarter. Research and development costs included in operating expenses were $16.0 million in the fourth quarter as compared to $14.8 million in the third quarter. The Company had foreign exchange gains of $1.2 million in the fourth quarter as compared to gains of $0.2 million in the third quarter.

The Company ended the year with $103.1 million of cash on hand, up from the third quarter level of $95.9 million and the fourth quarter 2003 level of $84.9 million. Approximately $9.2 million of cash was generated from operating activities in the fourth quarter. Approximately $21.5 million of cash was generated from operating activities for the year which compares to cash generated from operating activities of $14.7 million in 2003. Inventory and turns for the fourth quarter were $92.6 million and 4.2, respectively, as compared to

$88.3 million and 4.6, respectively for the third quarter. Accounts receivable ended the fourth quarter at $55.7 million with DSOs of 42, and compare to $64.5 million and DSOs of 46 at the end of the third quarter 2004.

“Our performance during the fourth quarter of 2004 reflects the major changes underway in our industry and our success in positioning the Company for anticipated new product demands related to Voice over IP (VoIP), high speed data and for IP Video,” said Bob Stanzione, ARRIS Chairman & CEO. “Of special note is that during the fourth quarter, approximately 40 percent of our revenues came from new ARRIS products introduced during the past twelve months. We are most gratified to see the success of our market leading VoIP customer premises E-MTA products and early market acceptance of the Q5, our new IP Video product.”

The Company noted that on February 7, 2005, the Securities & Exchange Commission advised the American Institute of Certified Public Accountants that it was the SEC’s view that leasehold improvements should be amortized over the economic lives or the lease terms and that landlord incentives used to fund leasehold improvements should be recorded as assets and amortized over the economic lives or the lease terms with the amounts of the incentives also being recorded as deferred rent. ARRIS’ practice has been to include these incentives as a component of rent expense and has not recorded these incentives as assets nor has it recorded any corresponding deferred rent liability. The Company, like a number of other public companies, is now evaluating the impact of the SEC letter. The Company anticipates it will record such assets and liabilities and make corresponding changes to amortization and rent expense. Although these changes will impact classification of some cash flows, they will not have any impact on net assets or net cash flow and should not have more than a nominal impact on net income.

On January 13, 2005 the Company announced that it had achieved another industry milestone by delivering hitless software upgrade capability on its C4 CMTS platform to Comcast. This feature will enable Comcast and other providers of VoIP service to insure toll grade level of service as they continue to upgrade their service capabilities and add new customer features. Also during the quarter, the Company announced that its Cadant C4 CMTS, with new software to support DOCSIS Set-top Gateway (DSG) technology, was re-qualified DOCSIS 2.0 in CableLabs’ Certification Wave 32. In addition, the ARRIS Touchstone TM402P embedded multimedia terminal adapter (E-MTA) received Internet Telephony Magazine’s “Product of the Year” Award for 2004. Sales of the TM402P propelled ARRIS into first place in worldwide E-MTA shipments in third quarter.

“We now anticipate that our revenues for the first quarter of 2005 will be in the range of $127 to $137 million with net income per share, on a U.S. GAAP basis in the range of $0.00 to $0.04 inclusive of amortization of intangibles of $(0.01)

per share,” said David Potts, ARRIS EVP & CFO. “We anticipate earnings per share growth and top line growth in 2005 as our customers’ need for more bandwidth, more revenue per subscriber and increased competition in their markets drives the need for existing and new ARRIS products.”

ARRIS management will conduct a conference call at 8:30am EST on Friday, February 11, 2005 to discuss these results in detail. You may participate in this conference call by dialing (877) 691-0879 prior to the start of the call and providing the ARRIS Group, Inc. name and Jim Bauer as the moderator. Please note that ARRIS will not accept any calls related to this earnings release during the period between the 6:30pm EST release on February 10, 2005 and the completion of the scheduled conference call on February 11, 2005. A replay of the conference call can be accessed through Wednesday, February 16, 2005 by dialing (877) 519-4471 and using the PIN#4410561. A replay also will be made available for a period of 12 months following the conference call on ARRIS’ website at www.arrisi.com.

ARRIS provides broadband local access networks with innovative next generation high-speed data and telephony systems for the delivery of voice, video and data to the home and business. ARRIS’ complete solutions enhance the reliability and value of converged services from the network to the subscriber. Headquartered in Suwanee, Georgia, USA, ARRIS has design, engineering, distribution, service and sales office locations throughout the world. Information about ARRIS’ products and services can be found at www.arrisi.com.

Forward-looking statements:

Statements made in this press release, including those related to:

•	first quarter 2005 revenues and earnings;

•	earnings per share and top line growth for 2005;

•	the impacts of leasehold improvement accounting changes:

•	the general market outlook and acceptance of ARRIS products; and

•	the timing of improvements in industry conditions

are forward-looking statements. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among other things,

•	projected results for the first quarter of 2005 as well as the general outlook for 2005 and beyond are based on preliminary estimates, assumptions and projections that management believes to be reasonable at this time, but are beyond management’s control;

•	because the market in which ARRIS operates is volatile, actions taken and contemplated may not achieve the desired impact relative to changing market conditions and the success of these strategies will be dependent on the effective implementation of those plans while minimizing organizational disruption; and

•	several of the substantial participants in our industry, including some of our customers are in a weakened financial condition which could directly or indirectly cause a reduced demand for our products or other unexpected consequences, additionally, we cannot be certain if or when the general uncertainty in our industry will stabilize or improve.

In addition to the factors set forth elsewhere in this release, other factors that could cause results to differ from current expectations include: the impact of rapidly changing technologies; the impact of competition on product development and pricing; the ability of ARRIS to react to changes in general industry and market conditions including regulatory developments; rights to intellectual property, market trends and the adoption of industry standards; and consolidations within the telecommunications industry of both the customer and supplier base. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company’s business. Additional information regarding these and other factors can be found in ARRIS’ reports filed with the Securities and Exchange Commission. In providing forward-looking statements, the Company expressly disclaims any obligation to update publicly or otherwise these statements, whether as a result of new information, future events or otherwise.

# # # # #

ARRIS Group, Inc.
Consolidated Balance Sheets
(in thousands)

	December 31	September 30	June 30	March 31	December 31
	2004	2004	2004	2004	2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$103,072	$95,865	$100,347	$97,197	$84,882

Restricted cash	4,017	4,008	5,267	9,520	6,135
Accounts receivable, net	55,661	64,540	63,392	57,862	56,344
Other receivables	420	2,822	1,817	1,324	1,280
Inventories, net	92,636	88,282	74,533	73,399	78,562
Other current assets	9,416	16,168	13,172	10,351	7,900

Total current assets	265,222	271,685	258,528	249,653	235,103
Property, plant and equipment, net	23,806	23,524	23,067	23,148	25,376
Goodwill	150,569	150,569	150,569	150,569	150,569
Intangibles	1,672	6,307	12,513	21,440	30,362
Investments	3,620	4,296	4,307	4,656	5,504
Other assets	2,470	2,598	3,368	2,973	4,945

	$447,359	$458,979	$452,352	$452,439	$451,859

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$30,640	$39,156	$33,452	$32,492	$24,389
Accrued compensation, benefits and related taxes	14,845	12,137	9,202	5,273	4,267
Current portion of long-term debt	—	2	2	902	1,073
Current portion of capital lease obligations	—	—	—	6	14
Other accrued liabilities	31,556	37,123	33,318	34,378	34,683

Total current liabilities	77,041	88,418	75,974	73,051	64,426
Long-term debt, net of current portion	75,000	75,000	75,000	75,000	125,092
Other long-term liabilities	14,017	12,256	14,445	13,404	12,960

	166,058	175,674	165,419	161,455	202,478
Stockholders’ equity:
Preferred stock	—	—	—	—	—
Common stock	889	888	887	887	773
Capital in excess of par value	644,838	644,714	645,390	645,676	586,008
Unearned compensation	(4,566)	(5,396)	(6,168)	(7,598)	(8,104)
Unrealized holding gain on marketable securities	706	991	1,012	781	771
Unfunded pension losses	(3,345)	(1,293)	(1,293)	(1,293)	(1,293)
Accumulated deficit	(357,038)	(356,431)	(352,726)	(347,298)	(328,642)
Cumulative translation adjustments	(183)	(168)	(169)	(171)	(132)

Total stockholders’ equity	281,301	283,305	286,933	290,984	249,381

	$447,359	$458,979	$452,352	$452,439	$451,859

As discussed in our press release and in light of announcements made by a number of public companies regarding lease accounting and a recently issued SEC clarification on the subject, the Company is evaluating the potential impact of capitalizing leasehold improvements paid for by its landlords, and the recording of the corresponding deferred rent liability. These unaudited Consolidated Balance Sheets do not reflect these amounts. These impacts will be reflected in the financial statements that are included in the Company’s Form 10-K.

ARRIS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share data)
(unaudited)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2004	2003	2004	2003
Net sales	$129,467	$127,822	$490,041	$433,986
Cost of sales	95,682	85,333	343,864	307,726

Gross profit	33,785	42,489	146,177	126,260
Gross profit %	26.1%	33.2%	29.8%	29.1%
Operating expenses:
Selling, general, and administrative expenses	15,921	22,028	69,082	82,688
Provision for doubtful accounts	(1,460)	(1,431)	(543)	6,429
Research and development expenses	16,034	15,404	63,373	62,863
Restructuring and impairment charges	541	555	7,648	891
Amortization of intangibles	4,635	8,965	28,690	35,249

	35,671	45,521	168,250	188,120

Operating income (loss)	(1,886)	(3,032)	(22,073)	(61,860)
Other expense (income):
Interest expense	1,339	2,908	5,006	10,443
Membership interest	—	—	—	2,418
Loss (gain) on debt retirement	—	2,342	4,406	(26,164)
Loss (gain) on investments and notes receivable	(269)	441	1,320	1,436
Loss (gain) on foreign currency	(1,205)	(181)	(1,301)	(2,383)
Other (income) expense, net	(268)	206	(1,102)	54

Income (loss) from continuing operations before income taxes	(1,483)	(8,748)	(30,402)	(47,664)
Income tax expense (benefit)	24	—	108	—

Net income (loss) from continuing operations	(1,507)	(8,748)	(30,510)	(47,664)
Income from discontinued operations	901	351	2,114	351

Net income (loss)	$(606)	$(8,397)	$(28,396)	$(47,313)

Net income (loss) per common share — basic & diluted:
Income (loss) from continuing operations	$(0.02)	$(0.12)	$(0.36)	$(0.62)
Income (loss) from discontinued operations	0.01	0.00	0.02	0.00

Net income (loss)	$(0.01)	$(0.11)	$(0.33)	$(0.62)

Weighted average common shares:
Basic and diluted	87,792	75,363	85,283	76,839

ARRIS GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2004	2003	2004	2003
Operating Activities:
Net income (loss)	$(606)	$(8,397)	$(28,396)	$(47,313)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	2,583	2,928	10,395	16,145
Amortization of intangibles	4,635	8,965	28,690	35,249
Amortization of unearned compensation	582	1,116	2,826	3,370
Amortization of deferred finance fees	153	1,250	690	4,621
Provision for doubtful accounts	(1,460)	46	(543)	7,906
Gain on sale of Cabovisao receivable	—	(1,477)	—	(1,477)
Loss on disposal of fixed assets	85	241	182	252
Loss (gain) on investments and notes receivable	(269)	441	1,320	1,436
Cash proceeds from sale of trading securities	—	—	—	226
Loss (gain) on debt retirement	—	2,342	4,406	(26,164)
Loss on sale of ESP product line	—	(8)	—	1,365
Gain on discontinued product lines	—	(351)	—	(351)
Changes in operating assets & liabilities, net of effects of acquisitions and disposals:
Cabovisao accounts receivable	—	8,321	—	8,321
Accounts receivable	10,339	(1,607)	1,226	8,671
Other receivables	2,402	130	860	1,874
Inventory	(4,354)	16,447	(14,074)	26,210
Accounts payable and accrued liabilities	(11,646)	(469)	13,396	(24,319)
Accrued membership interest	—	—	—	2,418
Other, net	6,720	(3,119)	554	(3,708)

Net cash provided by (used in) operating activities	9,164	26,799	21,532	14,732
Investing Activities:
Purchases of property, plant, and equipment	(2,984)	(1,703)	(10,167)	(5,916)
Cash paid for disposal of product line	—	—	—	(231)
Cash proceeds from sale of Actives product line	—	—	—	1,800
Cash paid for acquisition, net of cash acquired	—	—	(50)	(2,842)
Cash proceeds from sale of investments	642	—	642	—
Other	—	—	—	26

Net cash provided by (used in) investing activities	(2,342)	(1,703)	(9,575)	(7,163)
Financing Activities:
Proceeds from issuance of debt	—	—	—	126,597
Redemption of preferred membership interest	—	—	—	(88,430)
Payments on capital lease obligations	—	(8)	(14)	(2,130)
Payments on debt obligations	—	(260)	(1,163)	(24,585)
Deferred finance costs paid	—	—	—	(5,797)
Repurchase and retirement of common stock	—	—	—	(28,000)
Proceeds from issuance of common stock and other	385	73	7,410	1,249

Net cash provided by (used in) financing activities	385	(195)	6,233	(21,096)
Net increase in cash and cash equivalents	7,207	24,901	18,190	(13,527)
Cash and cash equivalents at beginning of period	95,865	59,981	84,882	98,409

Cash and cash equivalents at end of period	$103,072	$84,882	$103,072	$84,882

As discussed in our press release and in light of announcements made by a number of public companies regarding lease accounting and a recently issued SEC clarification on the subject, the Company is evaluating the potential impact of capitalizing leasehold improvements paid for by its landlords, and the recording of the corresponding deferred rent liability. Such changes will impact the classification of cash flows, but not cash flow in total. These unaudited Consolidated Statements of Cash Flows do not reflect these amounts. These impacts will be reflected in the financial statements that are included in the Company’s Form 10-K.

ARRIS GROUP, INC.
SUPPLEMENTAL EARNINGS RECONCILIATION
(in thousands, except per share data)
(unaudited)

	Q1 2004		Q2 2004		Q3 2004		Q4 2004		Full Year 2004
		Per Diluted		Per Diluted		Per Diluted		Per Diluted		Per Diluted
	Amount	Share	Amount	Share	Amount	Share	Amount	Share	Amount	Share
Net income (loss)	$(18,656)	$(0.24)	$(5,428)	$(0.06)	$(3,706)	$(0.04)	$(606)	$(0.01)	$(28,396)	$(0.33)
Highlighted items:
Impacting gross margin:
Severance related to workforce reduction (including adjustments)	58	0.00	(5)	(0.00)	—	—	—	—	53	0.00
Partial recovery of losses with respect to customer in Argentina	(585)	(0.01)	—	—	—	—	—	—	(585)	(0.01)
Impacting operating expenses:
Restructuring charges (including adjustments to existing accruals)	6,175	0.08	876	0.01	56	0.00	541	0.01	7,648	0.09
Loss (gain) on sale of product line — adjustment to prior disposal	—	—	(46)	(0.00)	5	0.00	—	—	(41)	(0.00)
Severance and other (including adjustments)	495	0.01	(51)	(0.00)	—	—	(38)	(0.00)	406	0.00
Amortization of intangibles	8,922	0.11	8,927	0.10	6,206	0.07	4,635	0.05	28,690	0.34
Impacting other expense (income):
Loss on debt retirement	4,406	0.06	—	—	—	—	—	—	4,406	0.05
Loss on investments and notes receivable	859	0.01	580	0.01	150	0.00	—	—	1,589	0.02
Impacting discontinued operations:
Restructuring charges (including adjustments to existing accruals)	—	—	(832)	(0.01)	(42)	(0.00)	(901)	(0.01)	(1,775)	(0.02)
Partial recovery of losses with respect to customer in Argentina	(339)	(0.00)	—	—	—	—	—	—	(339)	(0.00)

Total highlighted items	19,991	0.25	9,449	0.11	6,375	0.07	4,237	0.05	40,052	0.47

Net income (loss) excluding highlighted items	$1,335	$0.02	$4,021	$0.05	$2,669	$0.03	$3,631	$0.04	$11,656	$0.14

Weighted average common shares — diluted		78,829		87,113		87,347		87,792		85,283

ARRIS believes that presenting net income (loss) and earnings per share amounts adjusted for the events described above provides meaningful information which will allow investors to more easily compare ARRIS’ financial performance period to period. With respect to the loss on debt retirement, the call for redemption of the Convertible Notes resulted in a non-cash charge due to an interest “make-whole” payment indenture provision attendant to the occurrence of the call prior to the expiration of three years from the issuance of the Convertible Notes. With respect to amortization, the vast majority of the intangibles being amortized relate to four acquisitions for which amortization is substantially complete by the end of 2004. Given the magnitude of the amortization and the fact that it will end shortly, identifying it separately provides investors the ability to appropriately factor in their analysis the amount of amortization that will not recur next year. While some of the other events will or may recur, and there may be similar events that occur as well or instead, these other events tend not to occur on a predictable basis or in predictable amounts. In assessing operating performance and preparing budgets and forecasts, ARRIS’ management considers performance after making these adjustments because of their nature and believes that it is helpful to investors to provide them with the same information in order to provide greater transparency and insight into management’s analysis. Therefore, ARRIS has provided this information and expects to continue to provide similar information in the future with full schedules reconciling the differences between GAAP and non-GAAP financial measures. As used herein, “GAAP” refers to U.S. generally accepted accounting principles.